Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-03957, 333-85542, 333-85546, 333-142985, and 333-167123 of The Williams Companies, Inc., on Form S-8, and Registration Statement Nos. 333-29185, 333-106504 and 333-181644 of The Williams Companies, Inc. on Form S-3 of our report dated February 25, 2013, relating to the financial statements of Gulfstream Natural Gas System, L.L.C. as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, appearing in this Annual Report on Form 10-K of The Williams Companies, Inc. for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 27, 2013